13520 Evening Creek Dr.  North, Suite 130,
San Diego, CA  92128
main: 858.391.3400  fax: 858.486.3352

September 27, 2004

Mr.  David Rane
2402 Calle San Clemente
Encinitas, CA  92024

Dear David:

On behalf of World Waste Technologies, Inc., a California corporation (the "Company"), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company. We would like you to begin your employment with the Company on or before November 1, 2004. This offer expires on October 8, 2004. By signing this letter, you will be agreeing to these terms.

      1.    DUTIES.  Your job title  will be  Senior  Vice  President  and Chief
            Financial Officer. Your duties generally will include providing strategic financial leadership for the Company in the areas of financial planning, accounting practices and procedures and our relationships with the financial community. You will have management responsibility for the Human Resources and Information Technology functions as well. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

      2. SALARY. You will be paid an annual base salary of $174,000, less regular payroll deductions, which covers all hours worked. To the extent your employment continues with the Company in 2005, your annual base salary will increase to $224,000 pending the Company's progress and the Board's approval of the increase. Generally, your salary will be reviewed annually by the Compensation Committee of the Board of Directors.

      3. STOCK OPTION. You will receive an option to purchase 150,000 shares of the common stock of the Company, subject to approval of our Board of Directors. The option will vest as to 12/48ths of the shares on January 10, 2005 and 1/48th of the shares each full month thereafter as long as you continue in service to the Company. Your option will be subject to the terms and conditions of the Company's stock option plan and a stock option agreement to be entered into between you and the Company.

      4. As an exempt employee, you will be primarily engaged in duties that require that you exercise your specialized expertise, independent judgment and discretion to provide high-quality services for the Company. You are required to follow office policies and procedures adopted from time to time by the Company, and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. You are required to devote your full energies, efforts and abilities to your employment, unless the Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

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      5.    HOURS OF WORK. As an exempt  employee,  you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

      6. ADJUSTMENTS AND CHANGES IN EMPLOYMENT STATUS. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

      7. PROPRIETARY INFORMATION AGREEMENT, INSIDER TRADING POLICY AND CODE OF ETHICS. You will be required to sign and abide by the terms of the attached proprietary information agreement, insider trading policy and code of ethics, which are incorporated into this agreement by reference as Exhibit A, Exhibit B and Exhibit C, respectively.

      8. IMMIGRATION DOCUMENTATION. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service's employment verification requirements.

      9. REPRESENTATION AND WARRANTY OF EMPLOYEE. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

      10. EMPLOYEE BENEFITS. You will be eligible for paid vacation, sick leave and holidays pursuant to the Company's policies in effect from time to time. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law.

      11. TERM OF EMPLOYMENT. Your employment with the Company is "at-will." In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice. The at-will nature of your employment relationship may be terminated only by a written agreement signed by the Chairman of the Board or Chief Executive Officer.

      12. SEVERANCE. If, during the term of the term of your employment, the Company terminates your employment for any reason other than Cause, then the Company shall pay you your Salary for a period of 12 months following the termination of your employment. Such Salary shall be paid at the rate in effect at the time of the termination of employment and in accordance with the Company's standard payroll procedures; provided, however, to be eligible to receive any severance payments under this Section 13, you will be required to execute a general release of all claims (in a reasonable form prescribed by the Company), return all property of the Company in your possession and, if requested by the Board, resign as a member of the Board (and, to the extent applicable, as a member of the Boards of Directors of any subsidiaries of the Company). For the purposes of this Agreement, "Cause" shall mean: any act of misconduct or dishonesty by you in the performance of your duties under this Agreement; any willful failure by you to attend to your duties under this Agreement; any material breach of this Agreement; or your commission of, or pleading guilty or nolo contendere to, any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude.

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      13.   INTEGRATED  AGREEMENT.  Please note that this Agreement,  along with the attached Employee's Proprietary Information and Inventions Agreement (Exhibit A), the Insider Trading Policy (Exhibit B) and Code of Ethics (Exhibit C), supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and either (a) the Chief Executive Officer or
            (b) the Chairman of the Board.

      14. SEVERABILITY. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

      We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.


                                        Very truly yours,


                                        /s/ Thomas L. Collins
                                        -------------------------------------
                                        World Waste Technologies, Inc.
                                        By: Thomas L. Collins
                                        Title: Chief Executive Officer


I agree to the terms of employment set forth in this Agreement:


/s/ David Rane
--------------------------------------
David Rane


Date: October 13, 2004


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                                    EXHIBIT A


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                                    EXHIBIT B


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                                    EXHIBIT C